Exhibit 99.1

Eyenovia Announces Appointment of Renowned Ophthalmologist and

Scientific Leader Dr. Julia Haller to its Board of Directors

NEW YORK – April 1, 2021—Eyenovia, Inc. (NASDAQ: EYEN), a clinical stage ophthalmic company developing a pipeline of advanced therapeutics based on its proprietary microdose array print (MAP™) platform technology, today announced the appointment of renowned ophthalmologist and scientific leader, Julia Haller, M.D., to its Board of Directors.

“We are delighted to welcome Dr. Haller to our Board of Directors at such an exciting time for Eyenovia,” commented Dr. Sean Ianchulev, Chief Executive Officer and Chief Medical Officer of Eyenovia. “We believe that Dr. Haller’s decades of experience as an esteemed ophthalmic surgeon, scientist, professor, and business leader will be invaluable to the Eyenovia team as we strive to advance our late-stage ophthalmic pipeline and work towards our near-term clinical and regulatory milestones.”

“I have been familiar with Eyenovia and its MAP technology for some time now and believe the Company’s proprietary programs have the potential to become new standards of care in ophthalmic indications with significant unmet needs,” stated Dr. Haller. “I look forward to working with my fellow Eyenovia Board members and the leadership team to help create advances in the field.”

Since 2007, Dr. Haller has served as Ophthalmologist-in-Chief at Wills Eye Hospital in Philadelphia, where she holds the William Tasman, M.D. Endowed Chair. She also is Professor and Chair of the Department of Ophthalmology at Sidney Kimmel Medical College at Thomas Jefferson University and Thomas Jefferson University Hospitals.

One of the world's most renowned retinal surgeons, Dr. Haller has published over 400 scientific articles and book chapters and innovated translational advances against blindness in many areas. Elected to the National Academy of Medicine, Dr. Haller, has been awarded the Rolex Achievement Award, the American Academy of Ophthalmology (AAO) Honor Award, the AAO Senior Achievement Award, the Vitreous Society Senior Honor Award, the Crystal Apple Award (for mentorship) of the American Society of Retina Specialists (ASRS), the Kreissig Award from EURETINA, the President’s Award from Women in Ophthalmology (WIO), a Secretariat Award from the AAO, the Gertrude Pyron Award from the Retina Research Foundation/ASRS, a Lifetime Achievement Award from the AAO, the Louis Braille Award from Associated Services for the Blind, the Heed Award from the Society of Heed Fellows, the Gass Medal from the Macula Society, the Strittmatter Award from the Philadelphia Medical Society (their highest honor), the AAO EnergEYES Award, the WIO Suzanne Véronneau-Troutman Award, the Charles L. Schepens, MD, Award from the Retina Research Foundation/AAO and election to the Johns Hopkins Society of Scholars. She holds Chair XVI of the Academia Ophthalmologica Internationalis.

Dr. Haller serves on the board of directors of Bristol-Myers Squibb Company. She also serves as president and board member for the Women in Medicine Legacy Foundation. Dr. Haller chairs the Heed Foundation and Society of Heed Fellows, is a member of the board of directors of the College of Physicians of Philadelphia, Johns Hopkins Medical and Surgical Association, and the Philadelphia Orchestra Association, and is a member of the American Ophthalmological Society Council and the American Academy of Ophthalmology Foundation board of advisors. She is past president of the Retina Society and the American Society of Retina Specialists and was previously a member of the Board of Trustees of the Association of University Professors of Ophthalmology, as well as a founding member of Women in Retina. Her editorial board service includes RETINA, Retinal Physician, Retina Times, Ocular Surgery News, Retina Today, and Ophthalmology Times.

Dr. Haller was educated at Princeton University, where she graduated magna cum laude, and at Harvard Medical School, where she earned her M.D. She trained at the Wilmer Eye Institute at Johns Hopkins, where she served as the first female Chief Resident.  She then joined the Johns Hopkins faculty, where she directed the retina fellowship program and held the Katharine Graham Chair in Ophthalmology before her current position leading Wills Eye Hospital.

About Eyenovia, Inc.

Eyenovia, Inc. (NASDAQ: EYEN) is a clinical stage ophthalmic company developing a pipeline of advanced therapeutics based on its proprietary microdose array print (MAP™) platform technology.  Eyenovia is currently focused on the late-stage development of medications for presbyopia, myopia progression and mydriasis. For more Information, visit www.eyenovia.com.

Forward-Looking Statements

Except for historical information, all of the statements, expectations and assumptions contained in this press release are forward-looking statements. Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions, including estimated market opportunities for our product candidates and platform technology. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and are likely to, differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors discussed from time to time in documents which we file with the U.S. Securities and Exchange Commission. In addition, such statements could be affected by risks and uncertainties related to, among other things: our ability to attract and retain key personnel; risks of our and our licensees’ clinical trials, including, but not limited to, the costs, design, initiation and enrollment (which could still be adversely impacted by COVID-19 and resulting social distancing), timing, progress and results of such trials; the timing and our and our licensees’ ability to submit applications for, obtain and maintain regulatory approvals for our product candidates; the potential advantages of our product candidates and platform technology; the rate and degree of market acceptance and clinical utility of our product candidates; intellectual property risks; changes in legal, regulatory and legislative environments in the markets in which we operate and the impact of these changes on our ability to obtain regulatory approval for our products; and our competitive position. Any forward-looking statements speak only as of the date on which they are made, and except as may be required under applicable securities laws, Eyenovia does not undertake any obligation to update any forward-looking statements.

Eyenovia Contact:
Eyenovia, Inc.
John Gandolfo
Chief Financial Officer
jgandolfo@eyenovia.com

Eyenovia Investor Contact:
Eric Ribner
LifeSci Advisors, LLC
eric@lifesciadvisors.com
(646) 751-4363

Eyenovia Media Contact:
Sam Choinski
Pazanga Health Communications
schoinski@pazangahealth.com
(603) 489-5964